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                                                                    EXHIBIT 99.1


NATURAL RESOURCE PARTNERS L.P.
601 JEFFERSON ST., SUITE 3600, HOUSTON, TX 77002
                                                                      (NRP LOGO)
NEWS RELEASE

================================================================================

                         NATURAL RESOURCE PARTNERS L.P.
                         COMPLETES PRIVATE PLACEMENT OF
                             ADDITIONAL SENIOR NOTES

HOUSTON, SEPTEMBER 22, 2003 - NATURAL RESOURCE PARTNERS L.P. (NYSE: NRP) announced today that its wholly owned operating subsidiary, NRP (Operating) LLC, has issued an additional $50 million of senior unsecured notes in a private placement. These senior notes are in addition to the $125 million of senior notes that NRP Operating issued to the same investors on June 19, 2003. Proceeds from the senior notes will be used to repay borrowings under NRP Operating's existing credit facility.

The $50 million in senior notes issued include:

     o $10 million of 5.55% senior notes due 2023, with a 10-year average life

     o $30 million of 4.91% senior notes due 2018, with a 7.5 year average life

     o    $10 million of 5.55% senior notes due 2013.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States:
Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership's website at http://www.nrplp.com.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners' Securities and Exchange Commission filings.
03-15
                                      -end-